SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

Of the Securities Exchange Act of 1934

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COMMISSION FILE NUMBER: 0-21061

SPEEDCOM WIRELESS CORPORATION

(Name of Small Business Issuer in its Charter)

Delaware	58-2044990
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

7020 Professional Parkway East	(941) 907-2361
Sarasota, FL 34240	(Issuer’s Telephone Number,
(Address of Principal Executive Offices)	Including Area Code)

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SPEEDCOM WIRELESS CORPORATION

7020 Professional Parkway East

Sarasota, FL 34240

INFORMATION STATEMENT

This information statement is circulated to holders of the common stock, par value $.001, of SPEEDCOM Wireless Corporation (SPEEDCOM) to advise them of certain actions to be taken without a meeting upon the written consent of the holders of a majority of the outstanding shares of our common stock. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

The matters upon which action is being taken are:

Item 1:	The election of one director to our board of directors; and

Item 2:	The approval of a reverse stock split in an amount which the Board of Directors deems appropriate, but not more than a 1-for-100 reverse stock split of the shares of our common stock; and

Item 3:	The appointment of Aidman, Piser & Company as SPEEDCOM’s independent certified public accountants.

Each of the actions is discussed in more detail below.

GENERAL INFORMATION

Our board has approved, and a total of three of our stockholders holding 66,421,979 shares of our common stock (representing approximately 58% of our outstanding common stock) have consented in writing to, the matters described herein. That approval and consent are sufficient under the Delaware General Corporation Law, our bylaws and our certificate of incorporation to approve such matters. Accordingly, these matters will not be submitted to our other stockholders for a vote and this information statement is being furnished to you solely to provide you with information concerning these matters in accordance with the requirements of the Securities Exchange Act of 1934, as amended, and the regulations promulgated under that Act, including Regulation 14C. You are not entitled to dissenter’s rights of appraisal in connection with the actions being taken by us.

Under certain rules of the Securities and Exchange Commission (SEC), the written consents of our stockholders as to the matters described herein may not take effect until 20 days after the mailing of this information statement have elapsed. We anticipate that such matters will take effect on the date that is 20 days after the mailing of this information statement.

Other than elections to office, none of the persons who have been directors or officers of SPEEDCOM at any time since the beginning of the last fiscal year, nor any associate of any such persons, has any interest in the matters to be acted upon. None of our directors has informed us in writing that he intends to oppose any action to be taken by us. No proposals have been received from any of our stockholders.

Our quarterly and annual reports on Form 10-QSB and Form 10-KSB, respectively have been timely filed with the SEC and may be viewed on the SEC’s web site at www.sec.gov in the Edgar Archives. We are presently “current” in the filing of all reports that are required to be filed by us.

This information statement is dated April 6, 2004 and is being first sent or given to security holders on approximately April 12, 2004.

ITEM 1.    ELECTION OF DIRECTORS

Our board of directors is divided into three classes, with the term of office of one class expiring each year. We currently have three directors with one director in Class I, one director in Class II and one director in Class III. The term of office of director Ben Haidri, who is the only nominee for election, expires in 2004. The term of office of director R. Craig Roos expires in 2005. The term of office of director Joseph Morgan expires in 2006.

Nominee for Election of Director

Management has no reason to believe that the nominee will not be a candidate or will be unable to serve. The following Class III director has been nominated to stand for re-election in 2004:

Ben Haidri, Director, age 41, joined our board of directors in March 2002. Mr. Haidri has been involved with the software industry since 1986, holding a number of senior positions with both startups and leading technology providers. Mr. Haidri has expertise in the areas of wireless and security, and has over 15 years experience in strategic relations, marketing and product management. Mr. Haidri is the Vice President—Marketing & Business Development for Absolute Software, a leading provider of security and asset management products and services. Prior to joining Absolute Software in 2002, Mr. Haidri held key positions with SECURITAE, a private company, in 2001-2002, and Novell dating back to 1997. Mr. Haidri is a former officer of Zions Bancorporation, participating on behalf of Digital Signature Trust.

The term of the following Class I director expires in 2005:

R. Craig Roos, Chairman, age 58, joined our board of directors as Chairman in June 2002. Mr. Roos is founder and sole owner of Roos Capital Planners, Inc., which he formed in 1979 and which specializes in advisory services to the communications industry, primarily in the fixed and mobile wireless area. Mr. Roos has served on the boards of several companies in the wireless, communications, software, media and telecommunications industries. He served as chairman of MobileMedia Corporation from 1993 until 1995. Mr. Roos also was a co-founder of Locate, a digital local access carrier specializing in high-speed T-1 level radio carrier technologies. Mr. Roos has testified before the United States Congress on telecommunications issues and is a former chairman of the Alternative Local Telecommunications Trade Association. Mr. Roos has a bachelor’s degree in economics from Davis & Elkins College and a masters of business administration from Fairleigh Dickinson University.

The term of the following Class II director expires in 2006:

Joseph Morgan, Director, age 46, joined our board of directors in June 2002. Mr. Morgan has held senior executive positions with multiple companies in the telecom and data science sectors. From August 2001 to the present, Mr. Morgan has been consulting for Innovative Strategies, where he assists in consulting with technology companies, telecom in particular. From June 2000 until August 2001, Mr. Morgan was Chief Operating Officer of Global Broadband. Mr. Morgan also was previously the assistant to the President and Chief Executive Officer at KMC Telecom from March 1997 until June 2000. In addition, Mr. Morgan served as a senior vice president for TCI, which merged with AT&T and became AT&T Broadband.

Other Executive Officers

Mark Schaftlein, Chief Financial Officer, age 46, was appointed to serve as our interim Chief Financial Officer in June 2002 through a consulting contract with Ocean Avenue Advisors. Since July 2000, Mr. Schaftlein has been the Chief Executive Officer of Capital Consulting Inc, a financial consulting and advisory firm and a consultant (Managing Director) with Ocean Avenue Advisors and IW Miller Group, Inc. Ocean Avenue Advisors is a financial consulting company focusing its efforts on business planning and development, corporate financial planning, capital restructuring and re-capitalization, debt negotiation and various advisory capacities with public and private companies in the micro cap space. Through Ocean Avenue Advisors, Mr. Schaftlein also currently provides consulting services to Far East Energy Corporation. Prior to starting Capital Consulting Inc., and joining Ocean Avenue Advisors, Mr. Schaftlein spent 18 years in financial services and mortgage banking with Citigroup from 1984 through 1992, Fleet Bank in 1992, First National Lending Center from 1992 until 1994 and Westmark Group Holdings from 1995 until 2000, serving in various executive management positions.

BOARD OF DIRECTORS AND COMMITTEES

Our board of directors has a compensation committee and an audit committee. During the fiscal year ended December 31, 2003, our board of directors held four regular meetings and one special meeting. All directors attended at least 75% of the meetings of the board of directors and committees of the board of directors on which they served.

All of our directors participate in the director nomination process, and our board of directors does not have a standing nominating committee. We believe that the establishment of such a committee is not warranted in view of the fact that all of our directors are independent directors as defined under Rule 4200(a)(15) of the listing standards of the National Association of Securities Dealers.

The board of directors considers nominees proposed by stockholders. If you would like SPEEDCOM’s board of directors to consider a prospective nominee, please submit the candidate’s name and qualifications in writing to: R. Craig Roos, Chairman, SPEEDCOM Wireless Corporation, 7020 Professional Parkway East, Sarasota, FL, 34240.

Compensation Committee

The compensation committee is responsible for recommending compensation and benefits for our executive officers to the board of directors. Mr. Roos, Mr. Haidri and Mr. Morgan are the current members of the compensation committee. The compensation committee met two times during the 2003 fiscal year.

Audit Committee

The audit committee is responsible for nominating our independent accountants for approval by the board, reviewing the scope, results and costs of the audit with our independent accountants and reviewing our financial statements, audit practices and internal controls. The audit committee is comprised of Mr. Roos, Mr. Morgan and Mr. Haidri, each of whom is an independent director as defined under Rule 4200(a)(15) of the listing standards of the National Association of Securities Dealers. The audit committee met four times during the 2003 fiscal year. The audit committee charter was included in the 2001 proxy statement.

Procedures Whereby Stockholders may Communicate with the Board

The board of directors considers proposals by stockholders for action if they comply with SPEEDCOM’s bylaws. If you would like SPEEDCOM’s board of directors to consider a proposal, please submit the proposal in writing to: R. Craig Roos, Chairman, SPEEDCOM Wireless Corporation, 7020 Professional Parkway East, Sarasota, FL 34240.

Audit Committee Report

The audit committee oversees our financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed the audited financial statements in the Annual Report on Form 10-KSB for the year ended December 31, 2003 and discussed them with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The audit committee reviewed with the independent certified public accountants, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards. In addition, the audit committee discussed with the independent accountants the accountants’ independence from management, including the matters in the written disclosures received from the accountants as required by the Independence Standards Board.

The audit committee discussed with our independent accountants the overall scope and plans for their respective audits. The audit committee meets with the independent accountants, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors (and the board of directors has approved) that the audited financial statements be included in the Annual Report on Form 10-KSB for the year ended December 31, 2003 for filing with the SEC. The audit committee and the board of directors have also recommended the selection of Aidman, Piser & Company, as our independent certified public accountants.

Mr. Roos, Audit Committee Chair

Mr. Morgan, Audit Committee Member

Mr. Haidri, Audit Committee Member

ITEM 2.    REVERSE STOCK SPLIT

General

Our board of directors adopted resolutions and a majority of our stockholders approved such resolutions providing for a recapitalization pursuant to which the issued and outstanding shares of our common stock are to be reverse split, or consolidated, up to a 1-for-100 basis. As an example, if a 1-for-100 reverse stock split was implemented stockholders will own one share of common stock for each 100 shares of common stock now held by the stockholder. Under the recapitalization, the 115,367,249 issued and outstanding shares of our common stock will be reverse split resulting in 1,153,672 shares of common stock being issued and outstanding after the recapitalization, assuming a 1-for-100 ratio is deemed appropriate by our Board of Directors.

Reasons for the Reverse Split

Our management and board of directors believes that the reverse split is in the best interests of the company by reducing the number of shares we have on the public market for our common stock. Theoretically, decreasing the number of shares of common stock outstanding should not, by itself, affect the marketability of the shares, the type of investor who would be interested in acquiring them, or our reputation in the financial community. In practice, however, many investors and market makers consider low-priced stocks as unduly speculative in nature and, as a matter of policy, avoid investment and trading in such stocks. The presence of these negative perceptions may be adversely affecting, and may continue to adversely affect, not only the pricing of our common stock, but also its trading liquidity. In addition, these perceptions may affect our ability to raise additional capital through the sale of stock or the cost of debt we may incur. The reverse split will also make available a substantial number of additional authorized, but unissued shares of common stock which we believe will provide increased flexibility in structuring possible future financing, in taking advantage of future business opportunities such as acquisitions, and in meeting corporate needs as they arise, all without the delay and expense of calling a meeting of our stockholders to authorize an increase in authorized capital.

We hope that the decrease in the number of shares of our outstanding common stock resulting from the reverse split, and the anticipated increase in the price per share, will encourage greater interest in the common stock among members of the financial community. However, the possibility exists that stockholder liquidity may be adversely affected by the reduced number of shares which would be outstanding if the reverse split is effected, particularly if the price per share of the common stock begins a declining trend after the reverse split is effected.

There can be no assurance that the reverse split will achieve any of the desired results. There also can be no assurance that the price per share of the common stock immediately after the reverse split will increase proportionately with the reverse split, or that any increase will be sustained for any period of time.

We are not aware of any present efforts by anyone to accumulate the common stock, and the proposed reverse split is not intended to be an anti-takeover device.

Effect on Outstanding Common Stock

The rights of existing stockholders will not be altered and no stockholder will be eliminated as a result of the reverse split. Fractional shares will not be issued and will be rounded down to the nearest whole share, not to be reduced below one share. It is possible that stockholders holding less than 100 shares of our common stock may have larger commissions charged to sell such shares and may even result in a larger commission than the value of the shares being sold.

The reverse split will result in some stockholders owning “odd-lots” of less than 100 shares of common stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in “round-lots” of even multiples of 100 shares.

The principal effects of the reverse split will be to decrease the number of outstanding shares of our common stock. The total number of shares of common stock each stockholder holds will be reclassified automatically into the number of shares equal to the number of shares each stockholder held immediately before the reverse split in accordance with the exchange ratio deemed appropriate by our Board of Directors.

The proposed reverse stock split will not alter or modify the rights, preferences, privileges or restrictions of the common stock.

Effect on Outstanding Options and Warrants

Under the terms of our outstanding options and warrants, when the reverse split becomes effective, the number of shares of common stock covered by each of them will be decreased and the conversion or exercise price per share will be increased in accordance with the exchange ratio deemed appropriate by our Board of Directors of the reverse split.

Exchange of Stock Certificates

In order to effectuate the reverse split, each stockholder will be entitled to submit his or her old stock certificate (any certificate issued prior to the effective date of the reverse split), to our transfer agent, American Stock Transfer & Trust Company, 59 Maiden Lane, Plaza Level, New York, NY 10038, and be issued in exchange therefore, one new certificate representing one share for each 100 shares (assuming a 1-for-100 reverse stock split) reflected in the old certificates, rounded down to the nearest share.

As of the record date, there were approximately 1,600 holders of record of our common stock.

On or after the effective date of the reverse split, our transfer agent will mail a letter of transmittal to each stockholder. Each stockholder will be able to obtain a certificate evidencing its post-reverse split shares by sending the exchange agent its old stock certificate(s), together with the properly executed and completed letter of transmittal and such evidence of ownership of the shares as we may require. Stockholders will not receive certificates for post-reverse-split shares unless and until their old certificates are surrendered. Stockholders should not forward their certificates to the exchange agent until they receive the letter of transmittal, and they should only send in their certificates with the letter of transmittal. The exchange agent will send each stockholder’s new stock certificate promptly after receipt of that stockholder’s properly completed letter of transmittal and old stock certificate(s).

Stockholders will not have to pay any service charges in connection with the exchange of their certificates.

Certain Federal Tax Consequences

The following discussion summarizes certain United States federal income tax consequences to SPEEDCOM and our stockholders of the reverse stock split pursuant to Item 2. This summary does not purport to be complete. It does not address all of the United States federal income tax considerations, including considerations that may be relevant to our stockholders in light of their individual circumstances or to our stockholders that are subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, traders who mark to market, non-U.S. stockholders, stockholders who hold shares of our common stock as part of a straddle, hedge, or conversion transaction, stockholders who acquired their shares of common stock pursuant to the exercise of employee stock options or otherwise as compensation, stockholders who are subject to the federal alternative minimum tax, and stockholders not holding their shares of common stock as a capital asset. This discussion also does not address any non-income tax consequences or any state, local or non-U.S. tax consequences.

No rulings from the Internal Revenue Service or opinions of counsel have been or will be requested with respect to any of the matters discussed herein and, as a result, there can be no assurance that the Internal Revenue Service will not disagree with or challenge any of the conclusions described below. The discussion below is based upon the provisions of the Internal Revenue Code, the Treasury Regulations promulgated thereunder, judicial decisions and administrative rulings currently in effect, all of which are subject to change, possibly on a retroactive basis. The summary does not address the tax consequences of any transaction other than the reverse stock split.

EACH SPEEDCOM STOCKHOLDER SHOULD CONSULT HIS, HER OR ITS TAX ADVISOR AS TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO SPEEDCOM AND TO SUCH STOCKHOLDER OF THE REVERSE STOCK SPLIT. EACH SPEEDCOM STOCKHOLDER SHOULD ALSO CONSULT HIS, HER OR ITS TAX ADVISOR AS TO ANY STATE, LOCAL, NON-U.S. AND NON-INCOME TAX CONSIDERATIONS RELEVANT TO SUCH STOCKHOLDER AS A RESULT OF THE REVERSE STOCK SPLIT.

Tax Consequences to SPEEDCOM Stockholders

General.    Under Section 354 of the Code, a stockholder who exchanges stock or securities of a corporation solely for stock or securities of the same corporation, in a transaction that constitutes a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code, generally will not recognize gain or loss on the exchange. We believe that the reverse stock split pursuant to Item 2 will constitute a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code. The remainder of this discussion assumes that the conversion will be treated as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code.

Tax basis of SPEEDCOM common stock.    The aggregate tax basis of the SPEEDCOM common stock received by SPEEDCOM stockholders in exchange for their common stock will be the same as the aggregate tax basis of the shares of common stock surrendered in connection with the reverse stock split pursuant to Item 2.

Holding period of SPEEDCOM common stock.    The holding period of the SPEEDCOM common stock received by SPEEDCOM stockholders in exchange for their shares of common stock in connection with the reverse stock split pursuant to Item 2 will include the holding period of the shares of common stock surrendered in exchange therefor.

Information Reporting.    SPEEDCOM stockholders who receive shares of SPEEDCOM common stock in connection with the reverse stock split pursuant to Item 2 will be required to attach a statement to their tax returns for the year in which the conversion occurs that contains the information listed in Treasury Regulations Section 1.368-3(b). Such statement must include the holder’s tax basis in that holder’s shares of common stock surrendered in connection with the reverse stock split.

Tax Consequences to SPEEDCOM

We will recognize neither gain nor loss by reason of the reverse stock split pursuant to Item 2.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of SPEEDCOM Wireless Corporation’s common stock as of February 9, 2004, (i) by each person or entity known by us to own beneficially more than five percent of our common stock, (ii) by each of our directors and nominees, (iii) by each of our executive officers and (iv) by all of our executive officers and directors as a group.

Name and Address of Beneficial Owner (1)	Number of Shares Owned (2)	Percent of Class	Right to Acquire (3)		Percent of Class (Diluted) (4)
S.A.C. Capital Associates, LLC c/o S.A.C. Capital Advisors, LLC 72 Cummings Point Road Stamford, CT 06902	32,843,304	28.6%	3,579,482	(5)	29.3%

Bruce Sanguinetti 802 Morning Sun Drive Encinitas, CA 92024	6,490,671	5.7%	1,040,837	(6)	6.1%

Irvin Kessler and The Kessler Family Limited Partnership 294 East Grove Lane, Suite 280 Wayzata, MN 55391	7,548,514	6.6%	555,239	(7)	6.5%

SDS Merchant Fund, L.P. 53 Forest Avenue, 2nd Floor Old Greenwich, CT 06870	22,350,053	19.5%	1,774,494	(8)	19.4%

IDT Venture Capital Inc. 605 3rd Avenue, 36th Floor New York, NY 10158	11,228,622	9.8%	1,304,371	(9)	10.1%

North Sound Legacy LLC, North Sound Legacy Institutional Fund LLC and North Sound Legacy International Ltd. c/o North Sound Capital LLC 53 Forest Avenue, Suite 202 Old Greenwich, CT 06870	8,300,768	7.2%	—		6.7%

Ben Haidri (10)	—	—	25,000		0.0%

R. Craig Roos (11)	15,000	0.0%	25,000		0.0%

Joseph Morgan (12)	—	—	25,000		0.0%

Mark Schaftlein (13)	958,333	0.8%	—		0.8%

All Executive Officers and Directors as a group (4 persons)	973,333	0.8%	75,000		0.8%

(1)	Unless otherwise indicated, the address of each other person shown is c/o SPEEDCOM Wireless Corporation, 7020 Professional Parkway East, Sarasota, FL 34240.
(2)	Excludes shares which may be acquired upon:
•	stock option exercises,
•	warrant exercises.
(3)	Amounts shown are as of February 9, 2004 and include options or warrants exercisable on that date or within 60 days thereafter (referred to as “presently exercisable”). Beneficial ownership has been computed in accordance with SEC Rule 13d-3.
(4)	Assumes the exercise of presently exercisable options and warrants held by the named security holder.
(5)

Represents 3,293,188 shares issuable to S.A.C. Capital Associates, LLC upon exercise of Series A warrants and 286,294 shares issuable upon exercise of warrants issued in June 2001. Pursuant to investment agreements, each of S.A.C. Capital Advisors, LLC (SAC Capital Advisors) and S.A.C. Capital

Management, LLC (SAC Capital Management) share all investment and voting power with respect to these securities held by S.A.C. Capital Associates, LLC. Mr. Steven A. Cohen controls both SAC Capital Advisors and SAC Capital Management. Each of SAC Capital Advisors, SAC Capital Management and Mr. Cohen disclaim beneficial ownership of any such securities. SDS Capital Partners, LLC may act as an advisor to SAC Capital Advisors and SAC Capital Management in connection with such securities held by S.A.C. Capital Associates, LLC. Mr. Steve Derby is the managing member of SDS Capital Partners, LLC. SDS Capital Partners, LLC and Mr. Derby disclaim beneficial ownership of such securities.

(6)	Represents 347,891 shares issuable to Mr. Sanguinetti upon exercise of Series A warrants, 143,146 shares issuable upon exercise of warrants issued in June 2001 and options to acquire 549,800 shares.
(7)	Represents 555,239 shares issuable to Mr. Kessler and the Kessler Family Limited Partnership upon exercise of Series A warrants.
(8)	Represents 1,631,348 shares issuable to SDS Merchant Fund, L.P. upon exercise of Series A warrants and 143,146 shares issuable upon exercise of warrants issued in June 2001. Its investment manager, SDS Capital Partners, LLC, holds voting and investment control of these securities. Mr. Steve Derby is the managing member and controls SDS Capital Partners, LLC.
(9)	Represents 874,931 shares issuable to IDT Venture Capital, Inc. upon exercise of Series A warrants and 429,440 shares issuable upon exercise of warrants issued in June 2001.
(10)	The amount shown for Mr. Haidri includes options to acquire 25,000 shares.
(11)	The amount shown for Mr. Roos includes options to acquire 25,000 shares.
(12)	The amount shown for Mr. Morgan includes options to acquire 25,000 shares.
(13)	Mark Schaftlein is a managing partner of Ocean Avenue Advisors. Ocean Avenue Advisors was issued 958,333 unregistered common shares as payment for consulting and advisory fees totaling $115,000.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid to our Chief Executive Officer, our Chief Financial Officer and one other highly compensated executive officer during the years ended December 31, 2002 and 2003. None of our other executive officers received aggregate compensation that exceeded $100,000 during the year ended December 31, 2003. We refer to these executive officers as the “Named Executives.”

Summary Compensation Table

Name and Principal Position	Year (1)	Salary (1)		Bonus	Securities Underlying Options	Other Compensation
Michael Sternberg, Former Chief Executive Officer	2003 2002		— —	— —	— 25,000	$ $	102,744 140,000	(2)
Mark Schaftlein Acting Chief Executive Officer and Chief Financial Officer	2003 2002		— —	— —	— —	$ $	208,608 140,000	(2)
William Davis Former Chief Operating Officer	2003 2002	$ $	104,327 145,808	— —	— —	$	— 10,459	(3)

(1)	Mr. Schaftlien became interim Chief Financial Officer in June 2002 and acting Chief Executive Officer in June 2003. Mr. Sternberg became interim Chief Executive Officer in June 2002 and resigned in June 2003. Mr. Davis became Vice President of Sales in February 2001, Chief Operating Officer in June 2002 and resigned in October 2002. Salaries shown for the year in which each such officer joined SPEEDCOM and in which he left SPEEDCOM represent the amounts actually paid during that year and have not been annualized. Amounts for Mr. Davis include severance payments made during 2002 and 2003.
(2)

Mr. Schaftlein does not receive a salary from SPEEDCOM. Instead, Ocean Avenue Advisors, of which Mr. Schaftlein is the Managing Director, receives a consulting fee bi-monthly for Mr. Schaftlein’s services. Mr.

Sternberg did not receive a salary from SPEEDCOM. Instead, Innovative Strategies and Management, of which Mr. Sternberg was the President, received a consulting fee bi-monthly for Mr. Sternberg’s services.

(3)	Represents SPEEDCOM’s contribution to its 401(k) plan and housing costs.

Employment Agreements

We entered into a three-year employment agreement with William Davis, our former Chief Operating Officer, in January 2002. Mr. Davis’ base salary was $125,000 per year, plus commissions and housing costs. Mr. Davis resigned as our Chief Operating Officer in October 2002. In accordance with the terms of the resignation, we paid to Mr. Davis a severance benefit of 12 months’ base salary.

SPEEDCOM does not have any written consulting agreements with its former Chief Executive Officer, Mr. Sternberg, or its current Chief Financial Officer, Mr. Schaftlein.

Stock Options

Neither our Chief Executive Officer nor any of the Named Executives were granted any options during 2003, exercised any options during 2003 or owned any options on December 31, 2003.

Compensation of Directors

The following table sets forth the cash compensation that we paid to each of our directors during the 2003 fiscal year.

Name	Amount
R. Craig Roos	$11,000
Joseph Morgan	$0
Ben Haidri	$11,000
Mark Boyce (former director)	$1,000
John von Harz (former director)	$4,749
Michael Sternberg (former director and former Chief Executive Officer)	$0

Current directors R. Craig Roos and Ben Haidri and former directors Mark Boyce and John von Harz earned $1,000 for each month that they served as a director of SPEEDCOM. Director Joseph Morgan received a lump sum payment in June 2002 for his service as a director. Michael Sternberg did not earn any board fees as he was also acting in the capacity and being compensated as the Chief Executive Officer.

COMPLIANCE WITH SECTION 16(a)

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own 10% or more of our common stock, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% stockholders are required to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms furnished to us, we believe that during 2003 our executive officers, directors and 10% beneficial owners timely made all required Section 16(a) filings.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None.

ITEM 3.    THE APPOINTMENT OF AIDMAN, PISER & COMPANY AS INDEPENDENT

AUDITORS OF THE CORPORATION FOR 2004

The board of directors has selected Aidman, Piser & Company as our independent certified public accountants for the fiscal year ended December 31, 2004.

Audit Fees.    Aidman, Piser & Company billed SPEEDCOM approximately $91,000 for professional services in connection with auditing our annual financial statements for the 2003 fiscal year and reviewing the financial statements included in the quarterly reports on Form 10-QSB that we filed during 2003.

Financial Information Systems Design and Implementation Fees.    Aidman, Piser & Company did not render non-audit services to us relating to financial information systems design or implementation for the 2003 fiscal year.

All Other Fees.    Aidman, Piser & Company billed us approximately $13,000 for the special meeting proxy related to the sale of our assets to P-Com, Inc.

Total Fees.    Aidman Piser & Company received fees of approximately $109,000 during 2003 for all services rendered, as described above.

By Order of the board of directors

/s/ Mark Schaftlein

Mark Schaftlein

Chief Financial Officer and Acting Chief Executive Officer

Sarasota, Florida

April 6, 2004